PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 22, 1995)

                                  $110,000,000
                       [UNITED CITIES GAS COMPANY LOGO]
                          Medium-Term Notes, Series A
            Due From Nine Months to Thirty Years From Date of Issue
                               ------------------

    United Cities Gas Company (the "Company") may from time to time offer its Notes, designated as Medium-Term Notes, Series A (the "Offered Notes"), in the aggregate principal amount of up to $110,000,000, subject to reduction as a result of the sale of other Debt Securities and/or Common Stock as described in the accompanying Prospectus and as otherwise specified herein. Each Offered Note will mature on a Business Day from nine months to thirty years from its date of issue as selected by the purchaser and agreed to by the Company. An Offered Note may include provisions permitting its redemption at the option of the Company prior to maturity.

    Each Offered Note will bear interest at a fixed rate per annum (the "Interest Rate") determined by the Company prior to the sale thereof. Unless otherwise specified in a Pricing Supplement (as referred to below), interest on any Offered Note will be payable semi-annually on June 15 and December 15 of each year (each, an "Interest Payment Date"). The Interest Rate and Interest Payment Dates of an Offered Note may vary from those of other Offered Notes issued by the Company.

    The aggregate principal amount, the Interest Rate, the Interest Payment Dates, the Issue Price, the Stated Maturity, redemption provisions, if any, provisions for the repayment or purchase by the Company of any Offered Note at the option of the Holder thereof and any other terms with respect to each Offered Note will be established prior to the time of issuance and set forth in such Offered Note and in a pricing supplement to this Prospectus (the "Pricing Supplement").

    Unless otherwise specified in the applicable Pricing Supplement and except as described herein, each Offered Note will be represented by one or more global Offered Notes (representing all Offered Notes having the same Original Issue Date with identical terms and provisions) registered in the name of a nominee of The Depository Trust Company, New York, New York, as depositary ("DTC"). Beneficial interests in global Offered Notes will be shown on, and transfers thereof will be effected only through, the records maintained by DTC and its participants on its book-entry system. See "Supplemental Description of the Offered Notes -- Book-Entry Only System."
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
       SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO OR THE ACCOMPANYING
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                            PRICE TO            AGENTS'              PROCEEDS TO THE
                                            PUBLIC(1)        COMMISSIONS(2)           COMPANY(2)(3)
----------------------------------------------------------------------------------------------------------
Per Offered Note.......................     100.000%          .125%-.750%            99.875%-99.250%
----------------------------------------------------------------------------------------------------------
Total..................................   $110,000,000     $137,500-$825,000    $109,862,500-$109,175,000
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

  (1) The Offered Notes will be sold at 100% of their principal amount except as may be provided in a Pricing Supplement hereto.

  (2) The Company will pay a commission to one or more of the Agents identified below or an Agent identified in a Pricing Supplement, each as an agent (together, the "Agents"), ranging from .125% to .750% of the principal amount of any Offered Note, depending upon its Stated Maturity, sold through such Agent. The Company may also sell the Offered Notes to any Agent for its own account or for resale to one or more investors at a fixed public offering price or at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or for resale to one or more dealers at a discount to be determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Offered Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100% of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of an Offered Note of identical Stated Maturity. See "Plan of Distribution."

  (3) Before deducting expenses payable by the Company estimated at $167,500, including reimbursement of certain expenses of the Agents. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
                               ------------------

    The Offered Notes are being offered on a continual basis by the Company through the Agents, which have agreed to use their reasonable best efforts to solicit offers to purchase the Offered Notes. In addition, the Offered Notes may be sold by the Company at a discount to an Agent for its own account or for resale to investors or dealers. The Company also may sell Offered Notes directly to investors on its own behalf. The Offered Notes will not be listed on any securities exchange, and there can be no assurance that the Offered Notes will be sold or that there will be a secondary market for any of the Offered Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agents may reject any offer in whole or in part. See "Plan of Distribution."
                               ------------------

SMITH BARNEY INC.       PAINEWEBBER INCORPORATED       A.G. EDWARDS & SONS, INC.
          The date of this Prospectus Supplement is November 22, 1995.

                 SUPPLEMENTAL DESCRIPTION OF THE OFFERED NOTES

     The following description of the particular terms of the Offered Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Offered Notes set forth under "Description of Debt Securities -- Description of Notes" in the accompanying Prospectus, to which description reference is hereby made. Certain capitalized terms used herein are defined under "Description of Debt Securities -- Description of Notes" in the accompanying Prospectus.

GENERAL

     The Offered Notes will be issued as a series of Indenture Securities under the Indenture (the "Indenture") dated as of November 15, 1995 between the Company and Bank of America Illinois, as trustee (the "Indenture Trustee"). The Offered Notes will be limited in aggregate principal amount to $110,000,000, subject to reduction as a result of the sale of other Debt Securities and/or Common Stock as described in the accompanying Prospectus. The Offered Notes may be offered by the Company from time to time, in its sole discretion, and there can be no assurance that the Offered Notes offered by this Prospectus Supplement will be offered or sold.

     The Offered Notes will be issued in fully registered form only, without coupons, in authorized denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the applicable Pricing Supplement, each Offered Note will be issued under a book-entry only system, as described below under "Book-Entry Only System," and not in certificated form.

     Each Offered Note will mature on a Business Day (as herein defined) from nine months to thirty years from its date of issue, as selected by the purchaser and agreed to by the Company. Each Offered Note may also be subject to redemption at the option of the Company or to repayment or purchase by the Company at the option of the Holder thereof prior to its Stated Maturity (as herein defined).

     The Pricing Supplement relating to an Offered Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Offered Note will be issued (the "Issue Price"); (ii) the date on which such Offered Note will be issued (the "Original Issue Date"); (iii) the date on which such Offered Note will mature (the "Stated Maturity"); (iv) the Interest Rate per annum at which such Offered Note will bear interest, if any, and the Interest Payment Dates; (v) whether such Offered Note may be redeemed at the option of the Company prior to its Stated Maturity as described under "Redemption" below and, if so, the provisions relating to such redemption; (vi) any sinking fund or other mandatory redemption provisions applicable to such Offered Note, and any provisions for the repayment or purchase by the Company of such Offered Note at the option of the Holder thereof; (vii) the terms, if any, under which such Offered Note may be convertible into Common Stock; and (viii) any other terms of such Offered Note not inconsistent with the provisions of the Indenture.

     "Business Day" with respect to any Offered Note means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in Chicago, Illinois or the city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest on such Offered Note are authorized or required by law, regulation or executive order to remain closed.

PAYMENT OF PRINCIPAL AND INTEREST

     Each Offered Note will bear interest from its Original Issue Date at the Interest Rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Interest on each Offered Note will be payable semi-annually in arrears on each Interest Payment Date stated on the face thereof and at Maturity. Unless otherwise specified in the Pricing Supplement relating to any Offered Note, the Interest Payment Dates will be June 15 and December 15 of each year. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day before such Interest Payment Date. Interest on the Offered Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Payments of interest on the Offered Notes (other than interest payable at Maturity) will be made, except as provided below, by check mailed to the Holders of such Offered Notes (which, in the case of Offered Notes issued under the book-entry only system described below under "Book-Entry Only System," will be a nominee of DTC) as of the Regular Record Date (as herein defined) for each Interest Payment Date; provided, however, that if the Original Issue Date of an Offered Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest for the period from and including the Original Issue Date for such Offered Note to but excluding such Interest Payment Date will be paid on the next succeeding Interest Payment Date to the Holder of such Offered Note on the related Regular Record Date.

     Unless otherwise specified in the applicable Pricing Supplement, the principal of the Offered Notes and any premium and interest thereon payable at Maturity will be paid upon surrender thereof at the office of Bank of America Illinois in Chicago, Illinois.

     If, with respect to any Offered Note, any Interest Payment Date, redemption date or Stated Maturity is not a Business Day, payment of amounts due on such Offered Note on such date may be made on the next succeeding Business Day, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

     The "Regular Record Date" with respect to any Interest Payment Date for an Offered Note will be the date (whether or not a Business Day) fifteen calendar days next preceding such Interest Payment Date.

REDEMPTION

     The Pricing Supplement relating to each Offered Note will indicate that such Offered Note cannot be redeemed prior its to Stated Maturity or that such Offered Note will be redeemable at the option of the Company in whole or in part, on any date on or after the date designated as the "Initial Redemption Date" in such Pricing Supplement, at prices declining from a specified premium, if any, to par, together with accrued interest to the date of redemption.

     The Pricing Supplement relating to each Offered Note will also specify any sinking fund or other mandatory redemption provisions applicable to such Offered Note, and any provisions for the repayment or purchase by the Company of such Offered Note at the option of the Holder thereof.

     Reference is made to the information contained under "Description of Debt Securities -- Description of Notes -- Redemption" in the accompanying Prospectus.

BOOK-ENTRY ONLY SYSTEM

     Unless otherwise specified in the applicable Pricing Supplement, the Offered Notes will be issued initially under a book-entry only system, registered in the name of CEDE & Co., as registered Holder and nominee for DTC. DTC will act as securities depositary for such Offered Notes. Individual purchases of Book-Entry Interests (as herein defined) in any Offered Notes will be made in book-entry form. Purchasers of Book-Entry Interests in Offered Notes will not receive certificates representing their interests in such Offered Notes. So long as CEDE & Co., as nominee of DTC, is the Holder, references herein to the Holders or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in Offered Notes.

     DTC advises that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants (the "DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

     DTC Participants purchasing Book-Entry Interests in any Offered Notes will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such Offered Notes, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in an Offered Note (the "Book-Entry Interest") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests will receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by DTC and by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any Offered Notes except as described below.

     Under the Indenture, payments made by the Indenture Trustee to DTC or its nominee will satisfy the Company's obligations under the Indenture to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the Indenture Trustee to be, and will not have any rights as, Holders of Indenture Securities under the Indenture.

     NEITHER THE COMPANY NOR THE INDENTURE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF THE INDENTURE TRUSTEE AS BEING A HOLDER WITH RESPECT TO: (1) ANY OFFERED NOTES;
(2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OF, PREMIUM, IF ANY, OR INTEREST ON SUCH OFFERED NOTES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE INDENTURE TO BE GIVEN TO HOLDERS; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY OFFERED NOTES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS HOLDER.

     Principal and redemption price of, and interest payments on, Offered Notes registered in the name of DTC or its nominee will be made to DTC or such nominee, as the registered owner of such Offered Notes. Disbursal of such payments to the owners of Book-Entry Interests is the responsibility of DTC, the DTC Participants and, where appropriate, the Indirect Participants. Upon receipt of moneys, DTC's current practice is to credit the accounts of the DTC Participants immediately in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the Indenture Trustee, subject to any statutory and regulatory requirements that may be in effect from time to time.

     DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the Offered Notes in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in Offered Notes, as nominee, may desire to make arrangement with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices or other communications to or by DTC which may affect such person forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

     Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Indenture Trustee and the Company have no role in those purchases, transfers or sales.

     Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

     The Indenture Trustee will recognize and treat DTC (or any successor securities depositary) or its nominee as the Holder of Offered Notes registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies, and voting. Crediting of debt service payments and transmittal of notice and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of the Indenture Trustee or the Company.

     So long as a book-entry system is used for the Offered Notes, the Indenture Trustee will send any notices required by the Indenture to be sent to Holders of such Offered Notes only to DTC (or such successor securities depositary) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the Offered Notes called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Indenture Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the Offered Notes to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called will be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such Offered Notes are redeemed.

     The Company and the Indenture Trustee cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on Offered Notes made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus Supplement.

     The Company understands that the current "Rules" applicable to DTC are on file with the Securities and Exchange Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

     If DTC is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the Offered Notes held by DTC or its nominee. In addition, if the Company so determines, an owner of a Book-Entry Interest may, on terms acceptable to the Company and DTC, exchange such Book-Entry Interest for a certificate. In any such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

                              PLAN OF DISTRIBUTION

     The Offered Notes are being offered on a continual basis by the Company through Smith Barney Inc., PaineWebber Incorporated, A.G. Edwards & Sons, Inc. and any other agent identified in a Pricing Supplement (each, an "Agent" and collectively, the "Agents") that agrees to become a party to the Distribution Agreement dated November 22, 1995, among the Company and the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Offered Notes. The Company will have the sole right to accept offers to purchase Offered Notes and may reject proposed purchases in whole or in part. The Offered Notes will be issued at 100% of the principal amount thereof unless otherwise specified in the applicable Pricing Supplement. Each Agent will have the right, in its discretion reasonably exercised and without notice to the Company, to reject any proposed purchase of Offered Notes through such Agent in whole or in part. The Company will pay each Agent a commission of from .125 percent to .750 percent of the principal amount of the Offered Notes sold through it, depending upon the Stated Maturity of such Offered Notes. The Company also may sell the Offered Notes to an Agent for its own account or for resale to one or more investors at a fixed public offering price or at varying prices relating to the prevailing market price at the time of resale, as determined by such Agent, or for resale to one or more dealers at a discount to be determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, any Offered Note sold to an Agent as principal shall be purchased by such Agent at a price equal to 100 percent of the principal amount thereof less the percentage equal to the commission applicable to an agency sale of an Offered Note of identical Stated Maturity. Commissions payable to an Agent in transactions where it purchases Offered Notes as principal, to the extent in excess of the commission range described above, will be set forth in the applicable Pricing Supplement. The Company also reserves the right to sell Offered Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. In the case of sales made directly by the Company, no commission or discount will be paid or allowed.

     The Offered Notes will not have an established trading market when issued. The Offered Notes will not be listed on any securities exchange. The Agents may make a market in the Offered Notes, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance that there will be a secondary market for any of the Offered Notes or liquidity in the secondary market, if one develops, or that any or all the Offered Notes will be sold.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make in respect thereof and to reimburse the Agents for, or pay, certain of their expenses, including the fees and disbursements of legal counsel for the Agents.

                           UNITED CITIES GAS COMPANY
                                DEBT SECURITIES
                                  COMMON STOCK
                               ------------------

     United Cities Gas Company (the "Company") may offer, from time to time, (i) its First Mortgage Bonds (the "Bonds"), (ii) its notes (the "Notes" and collectively with the Bonds, the "Debt Securities") and/or (iii) shares of its Common Stock, without par value (the "Common Stock"), at prices and on terms to be determined when an agreement to sell is made or at the time or times of sale, as the case may be. The Debt Securities and the Common Stock may be issued in one or more series or issuances, as the case may be, and the aggregate initial offering price thereof will not exceed $200,000,000. The Debt Securities and the Common Stock are collectively referred to herein as the "Securities."

     This Prospectus will be supplemented by an accompanying prospectus supplement or supplements ("Prospectus Supplement") that will set forth, in the case of any Debt Securities for which this Prospectus is being delivered ("Offered Bonds" in the case of Bonds or "Offered Notes" in the case of Notes), the form in which such Debt Securities are to be issued and the designation thereof, their aggregate principal amount, rate or rates and times of payment of interest, maturity or maturities, their purchase price or prices and initial offering price or prices, redemption or repurchase provisions, if any, whether, in the case of Offered Notes, such Offered Notes will be collateralized by the Company's First Mortgage Bonds or convertible into Common Stock and other specific terms of such Debt Securities and, in the case of any Common Stock for which this Prospectus is being delivered ("Offered Stock"), the number of shares of such Common Stock and their purchase price and the initial public offering price or prices. See "Description of Debt Securities" and "Description of Capital Stock" herein.

     The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "UCIT." Unless otherwise specified in the applicable Prospectus Supplement, the Offered Stock will be listed, subject to notice of issuance, on the Nasdaq National Market.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

     The Company may sell the Securities to or through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers and agents.
                               ------------------
               The date of this Prospectus is November 22, 1995.

     IN CONNECTION WITH THIS OFFERING THE UNDERWRITERS MAY, IF APPLICABLE, OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS OR SERIES OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents described above (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Investor Relations/Corporate Communications, United Cities Gas Company, 5300 Maryland Way, Brentwood, Tennessee 37027, telephone (615) 373-5310.

                                  THE COMPANY

     The Company was incorporated under the laws of Illinois in 1929 and was domesticated under the laws of Virginia in 1966. The Company's principal executive offices are located at 5300 Maryland Way, Brentwood, Tennessee 37027, and its telephone number is (615) 373-5310.

     The Company's predominant business is the distribution of natural gas. As of September 30, 1995 the Company supplied natural gas service to approximately 301,000 customers. In addition to its business of natural gas distribution, the Company sells and installs gas appliances and performs certain appliance service work.

     The Company has two wholly-owned subsidiaries. One subsidiary, UCG Energy Corporation ("UCG Energy"), incorporated under the laws of Delaware in 1965, is a broker procuring natural gas for the Company, certain of the Company's industrial customers, local distribution companies and others, and is engaged in exploration and production activities. In addition, UCG Energy leases appliances, real estate, equipment and vehicles to the Company and others.

     UCG Energy has two wholly-owned subsidiaries, United Cities Propane Gas of Tennessee, Inc. and UCG Leasing, Inc. United Cities Propane Gas of Tennessee, Inc., incorporated under the laws of Tennessee in 1976, is engaged in the retail distribution of propane (LP) gas. As of September 30, 1995, the propane operation served approximately 23,000 customers in Tennessee, Virginia and North Carolina. UCG Leasing, Inc. was incorporated under the laws of Georgia in 1987 and leases vehicles, equipment and real estate to the Company.

     The other subsidiary, United Cities Gas Storage Company ("UCG Storage"), was formed in 1989 to provide natural gas storage services. A natural gas storage field was purchased in Kentucky to supplement natural gas used by the Company's customers in Tennessee and Illinois. In addition, natural gas storage fields located in Kansas and included in the Company's 1989 acquisition of Union Gas System, Inc. were sold to UCG Storage. These fields are used to supplement natural gas used by the Company's Kansas customers.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the issuance and sale of the Securities offered hereby may be used for one or more of the following purposes: for the repayment of all or a portion of the Company's short-term debt outstanding at the time of issuance of the Securities; for the purchase, acquisition and construction of additional properties and facilities, as well as improvements to the Company's existing utility plant; for the refunding of maturing long-term debt and satisfaction of sinking fund requirements; for the refunding of higher-coupon long-term debt as market conditions permit; and for general corporate purposes. Reference is made to the applicable Prospectus Supplement for a description of the long-term debt, if any, to be refunded with the net proceeds from any issuance and sale of the Securities offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of consolidated earnings to fixed charges for the Company and its subsidiaries for the twelve months ended September 30, 1995 and for each of the years ended December 31, 1994 through 1990 are 2.01, 2.30, 2.21, 2.17, 1.92 and 1.42, respectively. Earnings consist of net income to which have been added fixed charges and taxes on income. Fixed charges consist of interest on long-term debt and amortization of debt discount.

                         DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF BONDS

General

     The Bonds will be issued under the Indenture of Mortgage dated as of July 15, 1959 (the "Original Mortgage") from the Company to Bank of America Illinois (successor to Continental Bank, National Association) (the "Mortgage Trustee") and Robert J. Donahue (successor to M.J. Kruger), as Trustees (the Mortgage Trustee and Robert J. Donahue are hereinafter referred to as the "Mortgage Trustees"), as amended and supplemented, and as to be further supplemented by one or more supplemental indentures creating the Bonds (the "Supplemental Indenture"). The Original Mortgage as so amended and supplemented is hereinafter referred to as the "Mortgage" and all bonds issued under the Mortgage are hereinafter referred to as the "bonds." The statements herein concerning the Bonds do not purport to be complete and are qualified in their entirety by express reference to the Mortgage and to the definitions therein of the terms used herein. References to article and section numbers under this heading are to articles and section numbers in the Mortgage.

     Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Bonds (among others): (i) the designation and series of the Offered Bonds; (ii) the percentage or percentages of their principal amount at which such Offered Bonds will be issued; (iii) the date or dates on which the Offered Bonds will mature; (iv) the rate or rates at which the Offered Bonds will bear interest; (v) the times at which such interest will be payable; (vi) the dates, if any, on which and the price or prices at which the Offered Bonds will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of any such sinking funds; (vii) the date, if any, after which and the price or prices at which the Offered Bonds will, pursuant to any optional redemption provisions, be redeemable at the option of the Company or the holders thereof and the other detailed terms and provisions of such optional redemptions; and (viii) any other special terms or provisions not inconsistent with the terms of the Mortgage.

     The Mortgage does not contain any covenants or other provisions that are specifically intended to afford holders of the bonds special protection in the event of a highly leveraged transaction.

Form and Exchangeability

     The Bonds will be issued only as fully registered bonds without coupons, in denominations of $1,000 and multiples thereof. The Bonds will be exchangeable for a like aggregate principal amount of other Bonds of the same series of different authorized denominations, and may be transferred, in each case upon surrender thereof at the principal corporate trust office of the Mortgage Trustee in Chicago, Illinois. The Company may require the payment of a sum sufficient to pay any stamp tax or other governmental charge imposed in relation to any transfer or exchange of the Bonds, and in addition thereto, such charge for any such transfer or exchange as it may deem proper, not exceeding $2.00 for each new Bond issued upon such transfer or exchange.

Interest and Payment

     Reference is made to the applicable Prospectus Supplement for the interest rate or rates, if any, of the Offered Bonds and the date or dates on which such interest is payable. Unless otherwise specified in the applicable Prospectus Supplement, principal and interest on the Bonds are payable to the registered holder thereof at the principal corporate trust office of the Mortgage Trustee in Chicago, Illinois.

Redemption

     The Supplemental Indenture will provide that the Bonds are redeemable, in whole or in part, at any time upon notice as required in the Mortgage through the application of cash deposited with the Mortgage Trustee in accordance with the provisions of Section 3.14 of the Original Mortgage (relating to insurance and certain other compensatory proceeds) or Section 7.02, 7.03 or 7.04 of the Original Mortgage (relating to proceeds from the disposition, release or governmental taking of mortgaged properties) at 100% of the principal amount thereof, together with interest accrued thereon, if any, to the date of redemption. (Art. 2, Sec. 2.03 of the Supplemental Indenture)

     Any additional terms for the optional or mandatory redemption of Offered Bonds will be set forth in the applicable Prospectus Supplement. Except as shall otherwise be provided with respect to Offered Bonds redeemable at the option of the holder thereof, such Offered Bonds will be redeemable only upon notice, by mail, not less than 30 days and not more than 90 days prior to the date fixed for redemption, postage prepaid, to each registered holder of Offered Bonds to be redeemed. (Art. 4, Section 4.03 of the Original Mortgage) If less than all of the Offered Bonds of any series are to be redeemed, the particular Offered Bonds to be redeemed will be selected by such methods as the Mortgage Trustee deems fair and appropriate. (Art. 3, Sec. 3.02 of the Supplemental Indenture)

Issuance of Additional Bonds

     The Company may issue additional bonds:

          (a) to a principal amount equal to 60% of the cost or fair value, whichever is less, of net unbonded Property Additions (subject to deductions if such net Property Additions secure Prior Lien Bonds or were made the basis for the release of either property or cash under the Mortgage) evidenced to the Mortgage Trustee for such purpose;

          (b) to a principal amount equal to the amount of cash deposited with the Mortgage Trustee for such purpose; and

          (c) to a principal amount equal to the principal amount of any bonds of any series voluntarily retired by the Company, by purchase or redemption, and bonds retired by payment at their stated maturity; provided that in case bonds described in clauses (a) and (b) above are issued, or bonds described in this clause (c) are to be certified and delivered more than one year prior to the maturity date of the bonds to be refunded and are to bear a higher rate of interest than the bonds to be refunded, Net Earnings for any period of 12 consecutive months within a 15 month period ending not more than 60 days prior to the date of such proposed issue shall have been at least equal to 175% of the interest requirements for a period of

     12 months on all bonds (including Prior Lien Bonds) to be outstanding immediately thereafter. (Art. 2, Sec. 2.02 of the Original Mortgage; Art. 5, Sec. 5.01 of the Nineteenth Supp. Ind.)

     For purposes of the Mortgage, "Property Additions" is defined as all property, with certain exceptions, of a fixed or permanent nature constructed or acquired by the Company after July 31, 1959 and used or useful in the business of providing natural gas service including all plants and properties constructed or acquired and used solely for the purpose of furnishing other than natural gas to augment the supply of natural gas in order to effect "peak shaving," all property of the aforementioned described character in process of construction to the extent that the Company has incurred liability therefor, and proper charges for overhead in accordance with generally accepted principles of accounting, and all Cushion Gas (defined as that minimum volume of natural gas necessary to be retained in a gas storage reservoir owned by the Company in order to maintain the integrity and viability of the geological strata and the horizons of a gas reservoir for the storage of natural gas); provided, however, that until the date on which no bonds of any series issued under the Mortgage and outstanding immediately prior to January 26, 1990 are outstanding, the amount of Cushion Gas which shall be included as Property Additions shall at no time exceed 10% of Property Additions. (Art. 12, Sec. 12.05 of the Original Mortgage; Art. 5, Sec.
5.01 of the Nineteenth Supp. Ind.)

     Two series of bonds issued under the Mortgage and outstanding immediately prior to January 26, 1990 remain outstanding on November 20, 1995.

     "Net Earnings" is defined, for any period, as the amount obtained by deducting from the gross earnings derived from the operation of the mortgaged property all operating expenses of the Company, and by adding to the remainder all net non-operating earnings not in excess of 15% of such remainder; provided, however, that the Supplemental Indenture will provide that each holder of the Bonds and bonds of any subsequent series shall agree that effective on the earlier of (i) the date on which the holders of the bonds of each series issued under the Mortgage and outstanding immediately prior to January 26, 1990 consent to such amendment, or (ii) the date on which no bonds of any series issued under the Mortgage and outstanding immediately prior to January 26, 1990 remain outstanding, the definition of Net Earnings shall be amended to replace the words "not in excess of 15% of such remainder" with "other than any portion of such earnings which represents the net gain arising from any sale or other disposition of capital assets, or any other items, which would, in accordance with generally accepted accounting principles, require separate treatment or classification in the preparation of the Company's financial statements as 'extraordinary items'." (Art. 12, Sec. 12.05 of the Original Mortgage; Art. 5, Sec. 5.01 of the Supplemental Indenture)

     As of September 30, 1995, unbonded net Property Additions available as a basis for the issuance of bonds were approximately $93,922,000. It is expected that any Bonds issued will be issued primarily upon the basis of unbonded net Property Additions.

Withdrawal of Certain Cash

     Cash deposited with the Mortgage Trustee as a basis for the issuance of additional bonds may be withdrawn by the Company against net unbonded Property Additions (subject to deductions if such net Property Additions secure Prior Lien Bonds or were made the basis for the release of either property or cash under the Mortgage) in an amount equal to at least 166 2/3% of the amount of such cash. (Art. 2, Sec. 2.04 of the Original Mortgage)

     Cash deposited with the Mortgage Trustee pursuant to Section 3.14, 7.02,
7.03 or 7.04 of the Original Mortgage may be withdrawn by the Company against gross unbonded Property Additions (subject to deductions if such gross Property Additions secure Prior Lien Bonds or were made the basis for the release of either property or cash under the Mortgage) in an amount equal to 100% of the amount of such cash; provided, however, such cash shall be withdrawn by the Company within twelve months, if such cash was deposited pursuant to Section
3.14 (relating to insurance and certain other compensatory proceeds), or two years, if such cash was deposited pursuant to Section 7.02, 7.03 or 7.04 (relating to proceeds from the disposition, release or governmental taking of mortgaged properties), from the date of deposit of such cash if the Company shall have gross Property Additions available for such purpose. (Art. 3 and 7 of the Original Mortgage; Art. 4, Sec. 4.02 of the Supplemental Indenture)

Limitations on Liens

     The Company will not, directly or indirectly, create, assume, incur or suffer to exist any lien upon any of its property or assets, whether now owned or hereafter acquired, other than the lien of the Mortgage and permitted liens and encumbrances described in the Mortgage, including, without limitation, Prior Liens subject to the restrictions described below. (Art. 3, Sec. 3.09 of the Original Mortgage)

     The Mortgage provides that the Company will not acquire any property subject to Prior Liens if the aggregate amount of Prior Lien Bonds outstanding after such acquisition will:

          (i) be in excess of 10% of the aggregate amount of bonds at the time outstanding under the Mortgage, or

          (ii) exceed 60% of the cost or fair value of such property, whichever is less, unless there shall be filed with the Mortgage Trustee a certificate evidencing gross Property Additions in an amount not less than 166-2/3% of such excess and all Property Additions certified for such purpose shall constitute Funded Property. (Art. 3, Sec. 3.17 of the Original Mortgage)

     For purposes of the Mortgage, "Prior Liens" are defined as any mortgages or other instruments constituting a lien upon property acquired by the Company prior to the lien of the Mortgage. "Prior Lien Bonds" are defined as any bonds, notes or other evidences of indebtedness secured by Prior Liens. (Art. 12, Sec.
12.05 of the Original Mortgage)

Maintenance of Net Earnings

     The Company will, so long as the bonds of any series issued and outstanding under the Mortgage immediately prior to January 26, 1990 remain outstanding, maintain its Net Earnings for any period of 12 consecutive months within a 15 month period ending March 31 and September 30 of each year, at least equal to 175% of the interest requirements for a period of 12 months on all bonds (including Prior Lien Bonds) outstanding as of such March 31 and September 30 of each year. (Art. 5, Sec. 5.01 of the Nineteenth Supp. Ind.)

Dividend Restrictions

     For so long as any of the bonds issued under the Mortgage prior to January 26, 1990 remain outstanding, the Company will not declare or pay any dividends or directly or indirectly purchase, redeem or otherwise acquire any shares of Common Stock (except out of the net cash proceeds derived from the issuance of other shares of Common Stock), or make any other distribution on shares of Common Stock (such non-excepted declarations, payments, purchases, redemptions or other acquisitions and distributions, hereinafter referred to as "Restricted Payments"), unless after giving effect thereto the aggregate amount of all such Restricted Payments made during the period from December 31, 1985 to and including the date of the making of the Restricted Payment in question does not exceed the sum of $9,000,000 plus (or minus in case of a deficit) the amount of Consolidated Net Income Available for Common Stock Dividends for such period. The supplemental indentures, including, unless otherwise stated in the applicable Prospectus Supplement, the Supplemental Indenture, creating each series of bonds issued on and after January 26, 1990 contain or will contain a similar dividend covenant but prohibit the making of Restricted Payments during the period from December 31, 1988 in excess of the sum of $15,038,000 plus (or minus in case of a deficit) the amount of Consolidated Net Income Available for Common Stock Dividends for such period.

     "Consolidated Net Income Available for Common Stock Dividends" for any period is defined under the Mortgage as the net income of the Company and its subsidiaries for such period available for dividends on capital stock, after deducting therefrom dividends paid and accrued during such period on preferred stock, determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that no effect shall be given to any gains or losses or other additions or deductions arising by reason of the issue, purchase, sale, conversion or retirement by the Company or any subsidiary of any of its or their securities, or arising by reason of any purchases, sales, write-ups, write-downs, increase or decrease in book value, or other transactions or changes in respect of capital assets, tangible or intangible, and deductions for income taxes shall be adjusted by giving effect to any change in the amount thereof resulting from the elimination of any of the capital transactions or changes referred to above. (Art. 5 of the Fourteenth and Eighteenth Supplemental Indentures; Art. 4 of the Fifteenth, Sixteenth, Seventeenth, Nineteenth and Twentieth Supplemental Indentures; Art. 4, Sec. 4.03 of the Supplemental Indenture)

     Under the foregoing provisions, none of the Company's retained earnings at September 30, 1995 was unavailable to pay dividends on the Common Stock.

Merger, Consolidation and Sale

     The Mortgage does not prevent any consolidation or merger of the Company with or into, or any conveyance or transfer of all or substantially all of the mortgaged property as an entirety to, any corporation lawfully entitled to acquire and operate the same; unless such consolidation, merger, conveyance or transfer shall impair the lien of the Mortgage, or any of the rights or powers of the Mortgage Trustees or the bondholders thereunder. (Art. 8, Sec. 8.01 of the Original Mortgage)

     In the Supplemental Indenture, the Company will covenant that so long as any of the Bonds remain outstanding, any of the provisions of Article 8 of the Original Mortgage to the contrary notwithstanding, the Company will not consolidate or merge with or into, or convey or transfer all or substantially all of the mortgaged property to, any other entity if at the time thereof or after giving effect thereto any event of default shall or would exist under the Mortgage. (Art. 4, Sec. 4.04 of the Supplemental Indenture)

Modification of the Mortgage

     The Mortgage may be modified with the written consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of bonds then outstanding, and not less than 66 2/3% in principal amount of the bonds of any particular series then outstanding can waive any right specifically applicable to that series, provided that no such modification or waiver shall be effective against any bondholder that changes the obligation of the Company in respect of the amount or time of the payment of principal, interest, or premium on any bond outstanding, or reduces the percentage in principal amount of the bonds required to approve any such modification or waiver, or subordinates the bonds or the lien of the Mortgage in favor of other creditors of the Company, without the consent of such bondholder; and no modification of any of the rights or obligations of the Mortgage Trustees under the Mortgage shall be effective against the Mortgage Trustees without their consent. (Art. 12, Sec. 12.08 of the Original Mortgage)

     The Mortgage may be modified without the written consent of the holders of the bonds to set out the provisions of an additional series of bonds, to subject other property to the lien of the Mortgage, to add further covenants and conditions of the Company for the further security of the bondholders, to limit the amount of any bond or all bonds of any series that may be issued under the Mortgage, to conform to the requirements of the Trust Indenture Act of 1939 and the regulations thereunder as the same may from time to time be amended, or to cure any ambiguity or to correct any defective or inconsistent provisions in the Mortgage or in any supplemental indenture thereto. (Art. 12, Sec. 12.08 of the Original Mortgage)

Default and Notice Thereof

     The Mortgage Trustees or the holders of a majority in aggregate principal amount of bonds outstanding may declare the principal and interest of the bonds immediately due and payable if any of the following events of default exist: (a) a default in the payment of any installment of interest on any of the bonds when due and payable and such default continues for a period of 10 days; (b) a default in the payment of any installment of sinking fund payments when due and payable; (c) a default in the payment of the principal of or premium on any bond when due and payable whether at its stated maturity, by call for redemption, by declaration or otherwise; (d) a violation of covenants or conditions in the Mortgage or any bonds which have not been cured within 60 days after written notice by the Mortgage Trustee; or (e) the insolvency of the Company or the occurrence of certain bankruptcy, insolvency or receivership proceedings; provided, however, at any time before a sale of the mortgaged property, the holders of a majority in aggregate principal amount of bonds outstanding may annul such declaration. (Art. 6 of the Original Mortgage) The holders of a majority in aggregate principal amount of bonds outstanding have the right to direct and control the time, method and place of any action of the Mortgage Trustees to be taken upon the occurrence of a default. (Art. 6, Sec. 6.08 of the Original Mortgage) The Mortgage Trustees are not required to act under the Mortgage, whether or not requested to do so by the bondholders, unless they shall have received indemnity satisfactory to them. (Art. 10, Sec. 10.01 of the Original Mortgage) The Mortgage Trustees may withhold notice of an event of default (except in the payment of principal, interest or sinking fund installments on any bond) if they determine in good faith that the withholding of such notice is in the interests of the holders of the bonds.

     The Company is required to file annually with the Mortgage Trustee a certificate as to compliance with all terms and conditions of the Mortgage. (Art. 3, Sec. 3.08 of the Original Mortgage)

Defeasance

     The Mortgage provides that when the principal of all bonds at the time outstanding under the Mortgage shall have become payable, or will become payable within six months, by their terms, on redemption, by declaration or in any other manner, and the Company irrevocably deposits or causes to be deposited with the Mortgage Trustee for the account of the holders of such bonds, a sum sufficient, with any other moneys then held by the Mortgage Trustee applicable to that purpose, to pay the whole amount of the principal, premium, if any, and interest due or to become due on all of the bonds then outstanding, immediately upon such irrevocable deposit and, in case of redemption, upon furnishing to the Mortgage Trustee proof satisfactory to the Mortgage Trustee that the notice of redemption has been given or waived as provided in the Mortgage or when there shall be or shall have been delivered to the Mortgage Trustee, for immediate cancellation, all bonds then outstanding, and, in such case, immediately upon such delivery, then and in any such case the bonds shall cease to be entitled to any benefit or security under the Mortgage except the right to receive payment of the moneys deposited and held for the payment thereof and the lien of the Mortgage shall be released and/or the mortgaged property shall revert to the Company. (Art. 11, Sec. 11.01 of the Original Mortgage)

Security and Priority

     The Bonds will rank pari passu as to security with the bonds of the other series outstanding under the Mortgage, which, in the opinion of counsel to the Company, is a valid first lien on substantially all the properties, franchises and contract rights used by or useful to the Company in the operation of its business, whether now owned or hereafter acquired by the Company (except as noted below), subject to permitted liens and encumbrances described in the Mortgage and, with respect to property hereafter acquired, to Prior Liens.

     There are excepted from the lien of the Mortgage all cash, notes and bills, accounts receivable, not specifically pledged, all stocks, bonds and securities not specifically pledged, all merchandise held for resale and consumable materials and supplies (other than Cushion Gas), all automotive equipment and all inventory of pipe, meters and equipment. (Granting Clauses of the Original Mortgage; Art. 5, Sec. 5.01 of the Nineteenth Supp. Ind.)

     The Mortgage contains provisions subjecting to the lien thereof all property, real, personal and mixed (other than property of the kind excepted from the lien as described above) acquired by the Company after the date of the delivery of the Original Mortgage.

Release and Substitution of Property

     Unless an event of default shall have occurred and is continuing, the Company may sell, exchange or dispose of, free from the lien of the Mortgage, any property (other than real property) which has become worn out, unserviceable, undesirable or unnecessary for use in the conduct of its business; provided that the Company shall replace such property, if necessary for the efficient and proper operation of its business, by other property of equal or greater value or utility to the Company, or if not so necessary, the Company shall deposit the proceeds of the disposition of such property with the Mortgage Trustee. (Art. 7, Sec. 7.02 of the Original Mortgage)

DESCRIPTION OF NOTES

General

     The Notes will be issued under an Indenture (the "Indenture") to be entered into between the Company and Bank of America Illinois, as trustee (the "Indenture Trustee"). The summaries under this heading do not purport to be complete and are qualified in their entirety by express reference to the detailed provisions of the Indenture. References to article and section numbers under this heading are to articles and section numbers in the Indenture. Terms used under this heading or in any Prospectus Supplement relating to the Offered Notes which are defined under this heading are so defined solely with reference to the Offered Notes.

     The Indenture provides that debt securities (including both interest bearing and original issue discount securities), including the Notes, may be issued thereunder, without limitation as to the aggregate principal amount. (Art. Three, Sec. 301) The Notes and all other debt securities issued under the Indenture are collectively referred to herein as the "Indenture Securities." The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Notes will rank pari passu with all other unsecured indebtedness of the Company; provided, however, that if specified in the applicable Prospectus Supplement, a particular series of Offered Notes may be collateralized by the Company's First Mortgage Bonds.

     Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Notes (among others): (i) the title of such Offered Notes;
(ii) the limit, if any, upon the aggregate principal amount of such Offered Notes; (iii) the rate or rates, or the method of determination thereof, at which such Offered Notes will bear interest, if any, and the date or dates from which such interest will accrue; (iv) the dates on which such interest will be payable (each an "Interest Payment Date") and the regular record dates for the interest payable on such Interest Payment Dates; (v) the obligation, if any, of the Company to redeem or purchase such Offered Notes pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Notes will be redeemed or purchased, in whole or in part, pursuant to such obligation; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Offered Notes may be redeemed, if any, in whole or in part, at the option of the Company; (vii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Offered Notes will be issuable; (viii) whether such Offered Notes are to be issued in whole or in part in the form of one or more global Notes and, if so, the identity of the depositary for such global Notes; (ix) the terms, if any, under which the Offered Notes may be convertible into Common Stock; (x) whether such Offered Notes will be collateralized by the Company's First Mortgage Bonds and (xi) any other terms of such Offered Notes not inconsistent with the provisions of the Indenture.

     The Indenture does not contain any covenants or other provisions that are specifically intended to afford holders of the Notes special protection in the event of a highly leveraged transaction.

Payment of Notes; Transfers; Exchanges

     Except as may be provided in the applicable Prospectus Supplement, interest, if any, on each Offered Note payable on each Interest Payment Date will be paid by check mailed to the person in whose name such Note is registered (the registered holder of any Indenture Security being herein called a "Holder") as of the close of business on the regular record date relating to such Interest Payment Date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, hereinafter "Maturity") will be paid to the person to whom principal is paid. However, if there has been a default in the payment of interest on any Note, such defaulted interest may be payable to the Holder of such Note as of the close of business on a date selected by the Indenture Trustee not more than 15 days and not less than 10 days prior to the date proposed by the Company for payment of such defaulted interest.

     Principal of and premium, if any, and interest, if any, on the Notes at maturity will be payable upon presentation of the Notes at the principal corporate trust office of the Indenture Trustee in Chicago, Illinois. The Company may change the place of payment on the Notes, may appoint one or more paying agents (including the Company) and may remove any paying agent, all in its discretion. The applicable Prospectus Supplement will identify any new place of payment and any paying agent appointed, and will disclose the removal of any paying agent effected, prior to the date of such Prospectus Supplement.

     The transfer of Notes may be registered, and Notes may be exchanged for other Notes of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of the Indenture Trustee in Chicago, Illinois. The Company may change the place for registration of transfer of the Notes, may appoint one or more additional security registrars or transfer agents (including the Company) and may remove any security registrar or transfer agent, all in its discretion. The applicable Prospectus Supplement will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed, and will disclose the removal of any security registrar or transfer agent effected, prior to the date of such Prospectus Supplement. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Art. Three, Sec. 305) The Company will not be required (a) to issue, register the transfer of or exchange Notes during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Redemption

     Any terms for the optional or mandatory redemption of Offered Notes will be set forth in the applicable Prospectus Supplement. Except as may otherwise be provided in the applicable Prospectus Supplement with respect to Offered Notes redeemable at the option of the Holder, such Offered Notes will be redeemable only upon notice, by mail, not less than 30 or more than 60 days prior to the date fixed for redemption and, if less than all of the Offered Notes of any series, or any tranche thereof, are to be redeemed, the particular Offered Notes will be selected by such methods as the Indenture Trustee deems fair and appropriate. (Art. Four, Sec. 403 and 404)

     Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the Indenture Trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Notes and that if such money has not been so received, such notice will be of no force or effect and the Company will not be required to redeem such Notes. (Art. Four, Sec. 404)

Conversion Rights

     The applicable Prospectus Supplement will provide whether the Offered Notes will consist of convertible Notes and, if so, the initial conversion price per share at which such convertible Notes will be convertible into Common Stock. Subject to prior redemption of the convertible Notes, the Holders of such Notes will be entitled at any time on or before the close of business on the maturity date thereof to convert such Notes (or, in the case of convertible Notes of denominations in excess of $1,000 any portion of which is $1,000 or an integral multiple of $1,000) into shares of Common Stock at the initial conversion price set forth in the applicable Prospectus Supplement. No adjustment will be made on conversion of any convertible Notes for interest accrued thereon or, except as set forth below, for dividends on any securities issued upon such conversion.

     In order to exercise the right of conversion, the Holder of any such convertible Notes must surrender such convertible Notes to the Company at any office or agency of the Company maintained for such purpose. The convertible Notes to be surrendered must be accompanied by written notice to the Company that the Holder elects to convert such Notes.

     If any convertible Note, whether or not called for redemption, is converted between a record date for the payment of interest and the next succeeding Interest Payment Date, such convertible Note must be accompanied by funds payable to the Company equal to the interest payable to the registered Holder on such Interest Payment Date on the principal amount so converted. In the case of any convertible Note or portion thereof called for redemption, conversion rights expire at the close of business on the Redemption Date, even if such redemption occurs at a time when conversion of such Note or portion thereof is in the best interests of the Holder.

     No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an adjustment in cash will be made based on the market price at the close of business on the date of conversion.

     The Conversion Price will be subject to adjustment in the event of: (i) the payment of certain stock dividends on the Common Stock; (ii) the issuance of certain rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase Common Stock at a price less than the market price;
(iii) the subdivision of Common Stock into a greater number of shares of Common Stock; (iv) the distribution by the Company to all holders of the Common Stock of evidences of indebtedness or assets of the Company (excluding rights or warrants and any dividends or distributions mentioned above); and (v) the reclassification of Common Stock into other securities. (Art. Fifteen)

Events of Default

     The following constitute Events of Default under the Indenture with respect to each series of Indenture Securities outstanding thereunder:

          (a) failure to pay any interest on any Indenture Security of such series within 30 days after the same becomes due and payable;

          (b) failure to pay any principal of any Indenture Security of such series when the same becomes due and payable;

          (c) failure to perform or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty of the Company in the Indenture solely for the benefit of one or more series of Indenture Securities other than the Notes), for 60 days after written notice to the Company by the Indenture Trustee, or to the Company and the Indenture Trustee by the Holders of at least 25% in principal amount of the Indenture Securities of such series outstanding under the Indenture as provided in the Indenture;

          (d) an event of default as defined in any mortgage, indenture or instrument under which there may be issued any indebtedness for borrowed money of the Company (including bonds issued under the Mortgage and Indenture Securities of other series issued under the Indenture), which event of default either (i) results in such indebtedness in an amount in excess of $15,000,000 becoming or being declared due and payable prior to maturity or (ii) results from the failure by the Company to make any payment in excess of $15,000,000 of the principal of such indebtedness on the date it becomes due and payable (after the expiration of any applicable grace periods), and such acceleration shall not have been rescinded or annulled or such failure to make payment shall not have been cured, as the case may be, or such indebtedness shall not have been otherwise discharged, within 90 days after notice shall have been given as provided in the Indenture;

          (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and

          (f) any other Event of Default specified with respect to Indenture Securities of such series. (Art. Eight, Sec. 801)

No Event of Default with respect to the Notes necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

     If an Event of Default with respect to any series of Indenture Securities occurs and is continuing, then either the Indenture Trustee or the Holders of not less than 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount (or if the Indenture Securities of such series are discount notes or similar Indenture Securities, such portion of the principal amount of such Indenture Securities as may be specified in the terms thereof) of all of the Indenture Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Indenture Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Indenture Securities of any one of such series.

     At any time after the declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (a) the Company has paid or deposited with the Indenture Trustee a sum sufficient to pay

             (1) all overdue interest on all Indenture Securities of such series;

             (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities;

             (3) interest upon overdue interest at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest is lawful; and

             (4) all amounts due to the Indenture Trustee under the Indenture;
        and

          (b) any other Event or Events of Default with respect to the Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Art. Eight, Sec. 802)

     If an Event of Default with respect to the Indenture Securities of any series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Indenture Securities of such series; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series. (Art. Eight, Sec. 812) The Indenture Trustee is not required to exercise any of the rights and powers vested in it under the Indenture at the request or direction of any Holder unless such Holder shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Art. Nine, Sec. 903) The right of a Holder of any Indenture Security of such series to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, but each Holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment. (Art. Eight, Sec. 807 and 808) The Indenture provides that the Indenture Trustee, within 90 days after the occurrence of any default thereunder with respect to the Indenture Securities of a series, is required to give the Holders of the Indenture Securities of such series notice of any default known to it, unless cured or waived; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any Indenture Securities of such series, the Indenture Trustee may withhold such notice if the Indenture Trustee determines that it is in the interest of such Holders to do so; and provided, further, that in the case of a default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (Art. Nine, Sec. 902)

     The Company will be required to furnish annually to the Indenture Trustee a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Art. Six, Sec.
606)

Covenants; Consolidation, Merger, etc.

     The Company will cause (or, with respect to property owned in common with others, make reasonable effort to cause) all its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and will cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in the judgment of the Company, may be necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that the foregoing shall not prevent the Company from discontinuing, or causing the discontinuance of, the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business. (Art. Six, Sec. 605)

     Subject to the provisions described in the next paragraph, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory) and franchises of the Company; provided, however, that the Company not be required to preserve any such right or franchise if, in the judgment of the Company, preservation thereof is no longer desirable in the conduct of the business of the Company and the loss thereof will not adversely affect the interests of the Holders in any material respect. (Art. Six, Sec. 604)

     The Company will not consolidate with or merge into any other corporation or corporations or convey, transfer or lease its properties and assets substantially as an entirety to any Person or Persons unless (a) the corporation or corporations formed by such consolidation or into which the Company is merged or the Person or Persons which acquires by conveyance or transfer, or which leases, the property and assets of the Company substantially as an entirety, expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the Indenture Securities and the performance of all of the covenants of the Company under the Indenture, (b) immediately after giving effect to such transactions no Event of Default, and no event which after notice and lapse of time or both would become an Event of Default, will have occurred and be continuing, and (c) the Company will have delivered to the Indenture Trustee an opinion of counsel as provided in the Indenture. (Art. Eleven, Sec. 1101)

Modification of Indenture

     Without the consent of any Holders of Indenture Securities, the Company and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and the Indenture Securities pursuant to a consolidation, merger or conveyance of substantially all of the Company's assets as described above; or

          (b) to add to the covenants of the Company for the benefit of the Holders of all or any series of outstanding Indenture Securities or to surrender any right or power conferred upon the Company by the Indenture; or

          (c) to add any additional Events of Default with respect to all or any series of outstanding Indenture Securities; or

          (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture; provided that if such change, elimination or addition will adversely affect the interests of the Holders of Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Indenture Security of such series remaining outstanding under the Indenture; or

          (e) to provide collateral security for all series of Indenture Securities; or

          (f) to establish the form or terms of Indenture Securities of any series as permitted by the Indenture; or

          (g) to evidence and provide for the acceptance of the appointment of a successor Indenture Trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or

          (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Indenture Securities; or

          (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on Indenture Securities of any series, or any tranche thereof, shall be payable, (2) any Indenture Securities of any series, or any tranche thereof, may be surrendered for registration of transfer, (3) Indenture Securities of any series, or any tranche thereof, may be surrendered for exchange and (4) notices and demands to or upon the Company in respect of the Indenture Securities of any series, or any tranche thereof, and the Indenture may be served; or

          (j) to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Indenture Securities of any series in any material respect. (Art. Twelve, Sec. 1201)

     Except as described above, the consent of the Holders of not less than a majority in principal amount of the Indenture Securities of all series then outstanding under the Indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture pursuant to an indenture or supplemental indenture; provided, however, that if less than all of the series of Indenture Securities outstanding under the Indenture are directly affected by a supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all tranches so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture will, without the consent of the Holder of each Indenture Security outstanding under the Indenture of each such series directly affected thereby, (a) change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest on), any Indenture Security, or reduce the principal thereof or redemption premium thereon, if any, or change the amount payable upon acceleration of a discount note or method of calculating the rate of interest thereon, or otherwise modify certain terms of payment of the principal thereof or interest or yield or premium thereon, (b) reduce the percentage in principal amount of the Indenture Securities outstanding of such series required to consent to any supplemental indenture or waiver under the Indenture or to reduce the requirement for quorum and voting, or (c) modify certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

     A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the Holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any other Indenture Securities. (Art. Twelve, Sec. 1202)

Defeasance

     The Indenture Securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the Indenture), and the entire indebtedness of the Company in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee, in trust: (a) money in the amount which will be sufficient, or (b) Government Obligations (as defined below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof. (Art. Seven, Sec. 701) For this purpose, "Government Obligations" include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

     While there is no legal precedent on point, it is possible that, for federal income tax purposes, any deposit contemplated in the preceding paragraph could be treated as a taxable exchange of the related Notes for an issue of obligations of the trust or a direct interest in the case of securities held in the trust. In that case, Holders of such Notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Notes. Such Holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, without par value and 200,000 shares of Preferred Stock, without par value (the "Preferred Stock"). For a complete description of the relative rights and preferences of the Company's capital stock, reference is made to the Company's Amended Articles of Incorporation, as amended (the "Articles"), a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part.

     Each share of Common Stock and Preferred Stock has one vote on all matters upon which shareholders are entitled to vote and all classes vote as a single class except as provided by law or the Articles. The holders of Common Stock and Preferred Stock are entitled to cumulative voting for the election of directors. The Company's Board of Directors is divided into three classes serving staggered three-year terms.

     Of the total number of authorized shares of Common Stock, 12,641,629 were issued and outstanding on September 30, 1995. In addition, as of September 30, 1995, 188,345 shares of Common Stock were reserved for issuance under the Employee Stock Purchase Plan, 96,748 shares were reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan, 191,800 shares were reserved for issuance under the Long-Term Stock Plan of 1989, 914,371 shares were reserved for issuance under the Customer Stock Purchase Plan, 100,000 shares were reserved for issuance under the Non-Employee Director Stock Plan, and 81,157 shares were reserved for issuance under the 401(k) Savings Plan.

     The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, special series voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has special voting rights or preferences over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of the Common Stock may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company and may adversely affect the voting and other rights of the holders of Common Stock. As of September 30, 1995, there were no issued and outstanding shares of Preferred Stock.

Dividend Reinvestment and Stock Purchase Plan

     The Company has a Dividend Reinvestment and Stock Purchase Plan (the "Plan") under which participating shareholders may have cash dividends on all or a portion of their shares of Common Stock automatically reinvested and/or may invest optional cash payments of not less than $25 or more than $10,000 per quarter to purchase additional shares of Common Stock. Under the Plan, the price of shares of Common Stock purchased through reinvestment of cash dividends is 95% of the average of the closing sale price of Common Stock for the period of five trading days ending on the dividend payment date, and optional cash payments are invested at 100% of such average. No commission or service charge is paid by participants in connection with purchases under the Plan. Shares of Common Stock are offered for sale under the Plan only by means of a separate prospectus available upon request from the Company.

Restriction on Dividends

     Under the provisions of the Articles, the Company is not permitted to declare or pay dividends on the Common Stock until full cumulative dividends on any outstanding shares of the Preferred Stock have been paid.

     The Common Stock is entitled to dividends when, as and if declared by the Company's Board of Directors, subject to various limitations on the declaration or payment of dividends imposed by the provisions of the Mortgage and, for so long as any shares of Preferred Stock remain outstanding, the restriction described in the prior paragraph. See "Description of Debt Securities -- Description of Bonds -- Dividend Restrictions."

Liquidation

     In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive pro rata such assets as may remain upon discharge of all indebtedness and liabilities of the Company after payment of the amounts payable on all the then outstanding shares of Preferred Stock.

Other

     The Common Stock has no conversion rights, redemption provisions or pre-emptive rights and is not liable for any further calls or assessments. The Preferred Stock has no pre-emptive rights.

     The Articles contain provisions which may deter changes in control or significant restructurings of the Company. In addition to providing for a classified board of directors as described above, the Articles (i) require that certain business combinations be approved by holders of at least 80% of the outstanding shares of voting stock of the Company unless all Disinterested Directors (as defined in the Articles) have approved the transaction or certain procedural and minimum price requirements are met; (ii) require that the transfer during a twelve-month period of assets equaling 10% or more of the book value of the assets of the Company be approved by at least 66 2/3% of the Company's directors; and (iii) impose supermajority voting requirements for amending certain of the foregoing provisions. The Illinois Business Corporation Act and the Virginia Stock Corporation Act also contain provisions requiring a supermajority vote to approve certain transactions. Further, the Company's Long-Term Stock Plan of 1989 provides that certain restrictions on options or restricted stock granted to officers and employees of the Company will be removed or waived if a change in control (as defined therein) of the Company occurs.

     One of the effects of the existence of authorized but unissued and unreserved Common Stock and Preferred Stock may be to enable the Board of Directors to issue shares in circumstances which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, 311 W. Monroe Street, Chicago, Illinois 60690. Effective on or about November 27, 1995, the Transfer Agent and Registrar for the Common Stock will be First Union National Bank of North Carolina.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the legality of the Securities offered hereby will be passed upon for the Company by Chapman and Cutler, Chicago, Illinois, and for any agents, underwriters or dealers by Jones, Day, Reavis & Pogue, Chicago, Illinois. The statements as to matters of law and legal conclusions made under "Description of Debt Securities -- Description of Bonds -- Security and Priority" are made on the authority of Chapman and Cutler, which has relied, in part, on the opinions of local counsel.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Company's most recent Annual Report on Form 10-K, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are so incorporated herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the change in the method of accounting for postretirement benefits other than pensions and income taxes effective January 1, 1993 as discussed in the notes to consolidated financial statements.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities through underwriters or dealers, directly to one or more purchasers or through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

     If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased. Any initial offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by the Company to such agent will be set forth in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contacts will be subject only to those conditions set forth in the applicable Prospectus Supplement and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOMPANYING PRICING SUPPLEMENT) OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOMPANYING PRICING SUPPLEMENT) OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY ACCOMPANYING PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Supplemental Description of the
  Offered Notes.......................  S-2
Plan of Distribution..................  S-5

                 PROSPECTUS

Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Use of Proceeds.......................    4
Ratio of Earnings to Fixed Charges....    4
Description of Debt Securities........    4
Description of Capital Stock..........   16
Legal Opinions........................   18
Experts...............................   18
Plan of Distribution..................   18

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                                  $110,000,000

                       [UNITED CITIES GAS COMPANY LOGO]

                          MEDIUM-TERM NOTES, SERIES A
                            DUE FROM NINE MONTHS TO
                        THIRTY YEARS FROM DATE OF ISSUE

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                               SMITH BARNEY INC.

                            PAINEWEBBER INCORPORATED

                           A.G. EDWARDS & SONS, INC.

                            ------------------------

                               NOVEMBER 22, 1995

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